EXHIBIT 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements are presented to illustrate the estimated effects of the Transaction, as defined, on our historical financial position and our results of operations. We have derived our historical consolidated financial data for the year ended March 31, 2005 from our audited consolidated financial statements.

We have derived the historical combined financial data for Carveout Optical Networking Business of Infineon Technologies AG and subsidiaries (“ON”) for the year ended September 30, 2004 from its audited combined financial statements included elsewhere herein. We have derived its historical combined financial data as of and for the six months ended March 31, 2005 from its unaudited condensed combined financial statements included elsewhere herein. The historical combined financial data of ON include only the net assets to be sold and the direct revenues and direct operating expenses, including allocated expenses, of ON and are not intended to be a complete presentation of the financial position, results of operations or cash flows of ON in conformity with GAAP. Accordingly, the historical combined financial data may not be indicative of results that would have occurred had ON operated as a separate stand-alone entity.

The unaudited pro forma condensed combined statements of operations for the year ended March 31, 2005 assume that the Transaction took place on April 1, 2004. The unaudited pro forma condensed combined balance sheet as of March 31, 2005 assumes that the Transaction took place on that date. The information presented in the unaudited pro forma condensed combined financial statements does not purport to represent what our financial position or results of operations would have been had the Transaction occurred as of the dates indicated, nor is it indicative of our future financial position or results of operations for any period.

The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. A final determination of fair values relating to the acquisition may differ materially from the preliminary estimates and will include management’s final valuation of the fair values of assets acquired. The final valuation may change the allocations of the purchase price, which could affect the fair value assigned to the assets and could result in a change to the unaudited pro forma condensed combined financial statements data. These adjustments are more fully described in the notes to the unaudited pro forma condensed combined financial statements below.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes and assumptions, our historical consolidated financial statements and related notes included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2005 and the historical combined financial statements and related notes of ON included elsewhere herein.

The Acquisition of Infineon’s Optical Networking Business

As previously reported, on April 6, 2005, Exar entered into a Purchase Agreement with Infineon, a Delaware corporation, pursuant to which Exar agreed to purchase a significant part of Infineon’s Optical Networking Business Unit. On April 14, 2005, Exar completed the purchase of such assets for $11,050,000 in cash. The acquisition includes assets relating to multi-rate TDM framer products, Fiber Channel over SONET/SDH, Resilient Packet Ring (RPR), as well as certain intellectual property for Data Over SONET products.

The acquisition accelerates the timing of the Company’s SONET other product offerings. The Company expects the acquisition to increase revenue due to the SONET product lines. However, in the near term, the Company believes research and development expenses will increase in absolute dollars and as a percentage of sales.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS AS OF MARCH 31, 2005

(In thousands)

	Historical Exar	Historical Acquired Business (1)	Pro Forma Adjustments		Pro Forma Combined
ASSETS

Current assets:
Cash and cash equivalents	$258,378	$—	$(11,050)		$247,328
Short-term marketable securities	187,907	—	—		187,907
Accounts receivable, net	3,899	228	(228	)(2)	3,899
Inventories	3,659	275	(275	)(2)	3,659
Interest receivable and prepaid expenses	3,645	—	—		3,645
Deferred income taxes, net	2,695	—	—		2,695

Total current assets	460,183	503	(11,553)		449,133

Property, plant and equipment, net	27,317	716	(236	)(3)	27,797
Long-term investments	3,978	—	—		3,978
Deferred income taxes	11,130	—	—		11,130
Goodwill	—	—	5,102		5,102
Intangibles, net	—	—	5,750		5,750
Other non-current assets	1,672	—	(220	)(4)	1,452

Total assets	$504,280	$1,219	$(1,157)		$504,342

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$2,199	$177	$(115	)(4)(5)	$2,261
Accrued compensation and related benefits	4,074	1,031	(1,031	)(5)	4,074
Accrued sales commissions	646	—	—		646
Other accrued expenses	1,360	—	—		1,360
Income taxes payable	4,612	—	—		4,612

Total current liabilities	12,891	1,208	(1,146)		12,953

Long-term obligations	1,342	—	—		1,342

Total liabilities	14,233	1,208	(1,146)		14,295

Stockholders’ equity:
Preferred stock	—	—	—		—
Common stock	417,077	—	—		417,077
Contributed Capital	—	39,012	(39,012	)(6)	—
Accumulated other comprehensive income (loss)	(1,070)	(62)	62	(6)	(1,070)
Retained earnings/(accumulated defict)	82,354	(38,939)	38,939	(6)	82,354
Treasury stock	(8,314)	—	—		(8,314)

Total stockholders’ equity	490,047	11	(11)		490,047

Total liabilities and stockholders’ equity	$504,280	$1,219	$(1,157)		$504,342

See accompanying notes to unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

(1)	The balance sheet of ON has been prepared in accordance with accounting principles generally accepted in the United States. The amounts were translated from Euros to U.S. dollars using the current exchange rate for the period.

(2)	Represents the exclusion of inventory and accounts receivable, as these items were not purchased in connection with the acquired business.

(3)	Represents the difference between the property acquired and the historical amount of ON’s property.

(4)	Represents the costs associated with the acquisition.

(5)	Represents the exclusion of liabilities, as these items were not assumed in connection with the acquired business.

(6)	Represents the elimination of ON’s historical equity.

Under the purchase method of accounting, the total estimated consideration as shown in the table below is allocated to ON’s tangible and intangible assets and liabilities based on their estimated fair values as of the date of completion of the Transaction. The preliminary estimated consideration is allocated as follows (in thousands):

Calculation of consideration:
Cash consideration to Infineon	$11,050
Estimated direct transaction fees and expenses	282

Total consideration	11,332

Preliminary allocation of consideration:
Book value of ON net assets to be sold	11
Adjustment to historical net book value:
Inventory and accounts receivable excluded from acquired assets	(503)
Adjustment of property, plant & equipment to	—
to reflect acquired property	(236)
Liabilities not assumed in connection with the acquisition	1,208
Intangible assets	5,750

Adjustment to goodwill	$5,102

A final determination of fair values may differ materially from the preliminary estimates and will include management’s final valuation of the fair values of assets acquired and liabilities assumed. This final valuation will be based on the actual net tangible assets of ON’s that exist as of April 14, 2005, the date of the completion of the acquisition. The final valuation may change the allocations of purchase price, which could affect the fair value assigned to the assets and liabilities and could result in a change to the unaudited pro forma condensed combined financial statements data.

The intangible assets recognized, apart from goodwill, represented contractual or other legal rights of ON and those intangible assets of ON that could be clearly identified. These intangible assets were identified and valued through interviews and analysis of data provided by ON concerning development projects, their stage of development, the time and resources needed to complete them and, if applicable, their expected

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

income generating ability. There were no other contractual or other legal rights of ON clearly identifiable by management, other than those identified below.

	Amount	Estimated Useful Life (in years)
Purchased technology	$5,600	5 -7
Trade name /trademarks	150	5 -7

	$5,750

Purchased technology of approximately $5.6 million consists of intellectual property related to SONET technology as well as incremental value associated with an existing customer relationship. At the date of acquisition, the developed technology was complete and had reached technological feasibility. Any costs to be incurred in the future will relate to the ongoing maintenance of the developed technology and will be expensed as incurred. To estimate the fair value of the developed technology, an income approach was used with a discount rate of 17%, which included an analysis of future cash flows and the risks associated with achieving such cash flows. The Company believes it will amortize purchased technology over its estimated useful life of five to seven years.

Trade name/trademarks of approximately $0.15 million reflect recognition in the marketplace of ON’s existing product. Any costs to be incurred in the future to maintain such recognition will be expensed as incurred. To estimate the fair value of the trade name/trademarks, an income approach was used with a discount rate of 19%, which included an analysis of future cash flows and the risks associated with achieving such cash flows. The Company believes it will amortize trade name/trademarks over its estimated useful life of five to seven years.

Goodwill of approximately $5.1 million represents the excess of the purchase price over the fair value of the assets and intangible assets acquired. ON’s technology provides complementary SONET technology to the Company’s existing product portfolio and allows the Company to provide more comprehensive products and pursue an expanded market opportunity. These factors contributed to a purchase price in excess of the fair value of the assets and intangible assets acquired and resulted in the recognition of goodwill. In accordance with SFAS 142, the Company will not amortize goodwill relating to the ON acquisition. The Company will carry the goodwill at cost and test it for impairment annually and whenever events indicate that impairment may have occurred.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE

YEAR ENDED MARCH 31, 2005

(In thousands, except per share amounts)

	Historical Exar	Historical Acquired Business (1)	Pro Forma Adjustments		Pro Forma Combined
Net sales	$57,369	$3,135	$—		$60,504
Cost of sales	18,213	1,120	933	(2)	20,266

Gross profit	39,156	2,015	(933)		40,237

Operating expenses:
Research and development	22,025	10,013	(47	)(3)	31,991
Selling, general and administrative	20,660	2,835	25	(4)	23,520

Total operating expenses	42,685	12,848	(22)		55,511

Gain on legal settlement	1,208	—	—		1,208

Income (loss) from operations	(2,321)	(10,833)	(911)		(14,065)

Other income (loss), net
Interest income and other, net	8,593	(91)	(232	)(5)	8,270
Impairment of other long-term investments	—	—	—		—
Net realized gains (losses) on marketable securities	(47)	—	—		(47)

Total other income (loss), net	8,546	(91)	(232)		8,223

Income (loss) before income taxes	6,225	(10,924)	(1,143)		(5,842)
Provision (benefit) for income taxes	906	—	(450	)(6)	456

Net Income (loss)	$5,319	$(10,924)	$(693)		$(6,298)

Net income (loss) per share:
Basic	$0.13				$(0.15)

Diluted	$0.13				$(0.15)

Shares used in the computation of income (loss) per share:
Basic	41,532				41,532

Diluted	42,423				41,532

See accompanying notes to unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

(1)	The statement of operations of ON has been prepared in accordance with accounting principles generally accepted in the United States. The amounts were translated from Euros to U.S. dollars using the average exchange rate for the period.

(2)	Reflects the amortization of existing technology. The Company will amortize $5.6 million over six years. These adjustments are preliminary and are based on management’s estimates. The amount ultimately allocated to intangible assets may differ materially from this preliminary allocation and will be based on management’s final valuation of the acquired intangible assets.

(3)	Reflects a reduction in depreciation of acquired research and development equipment of $0.05 million related to the difference between the actual property acquired in connection with the Transaction and the historical amount of ON’s property.

(4)	Reflects the amortization of trade name/trademark. The Company will amortize $0.15 million over six years. These adjustments are preliminary and are based on management’s estimates. The amount ultimately allocated to intangible assets may differ materially from this preliminary allocation and will be based on management’s final valuation of the acquired intangible assets.

(5)	Reflects the exclusion on interest income of $0.23 million for the $11.05 million paid to Infineon in connection with acquisition.

(6)	Reflects the tax effect of the adjustments based on the Company’s statutory rate during the periods in which the pro forma statement is presented. These adjustments are preliminary and are based on management’s estimates.

Under the purchase method of accounting, the total estimated consideration as shown in the table above is allocated to the Business tangible and intangible assets and liabilities based on their estimated fair values as of the date of completion of the acquisition.

A final determination of fair values may differ materially from the preliminary estimates and will include management’s final valuation of the fair values of assets acquired and liabilities assumed. This final valuation will be based on the actual net tangible assets of ON’s that existed as of April 14, 2005, the date of the completion of the acquisition. The final valuation may change the allocations of purchase price, which could affect the fair value assigned to the assets and liabilities and could result in a change to the unaudited pro forma condensed combined financial statements data.

The acquisition accelerates the timing of the Company’s SONET product offerings. The Company expects the acquisition to increase revenue due to the SONET product lines. However, in the near term, the Company believes research and development expenses will increase in absolute dollars and as a percentage of sales.

The above pro forma statement of operations presented is prepared “as if” the two entities were combined as of April 1, 2004. As a result of only acquiring selective assets and intangible assets, the Company believes that the combined operating expenses are not indicative of future operating costs of its operations.